EXHIBIT 99

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/303.837.1661 F/303.861.4023
Whiting Petroleum Corporation
NEWS RELEASE

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Announces Preliminary 2008 Production Results
and Updates to Guidance:
Q4 08 Production up 10% over Q3 08 to 5.11 MMBOE or 55.5
MBOE/d
2008 Production up 19% over 2007 to 17.52 MMBOE
2009 Capital Budget Set at $320 Million vs. $947 Million in 2008
2009 Production Guidance of 18.9 to 19.3 MMBOE, a 9% Increase
at the Midpoint over 2008 Production
Whiting Also Announces New Area and New Zone Well Results
DENVER – January 20, 2009 – Whiting Petroleum Corporation (NYSE: WLL) announced today preliminary record fourth quarter 2008 production of 5.11 million barrels of oil equivalent (MMBOE), which is an increase of 10% over third quarter 2008 production of 4.64 MMBOE. This equates to an average daily rate in the fourth quarter of 55,540 barrels of oil equivalent (BOE) per day. Full-year 2008 preliminary production rose 19% to a record 17.52 MMBOE over 2007 production of 14.71 MMBOE. The 19% increase in production for 2008 versus 2007 was primarily the result of organic production growth in the North Dakota Bakken and the Piceance Basin and continued response from Whiting’s two CO2 enhanced oil recovery projects. Whiting’s average sales prices per barrel of oil and per thousand cubic feet of natural gas during the fourth quarter of 2008 declined to $47.37 and $4.38, respectively, compared to $108.04 and $8.65, respectively, during the third quarter of 2008.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We are very pleased to report that all our fourth quarter 2008 production growth was organic. During the quarter, our average net daily production from the Bakken rose 43% to 15,300 BOE per day from 10,700 BOE per day in the third quarter of 2008. Average daily production from our two CO2 projects increased 8.2% to 13,310 BOE per day compared to third quarter 2008. Average net daily production from our Boies Ranch and Jimmy Gulch prospects in the Piceance Basin increased 1.5% to 9.62 million cubic feet equivalent per day compared to third quarter 2008. Although we face much lower oil and gas prices in 2009, we expect these production trends to continue, and at our announced level of capital expenditures, we expect 2009 production to rise approximately 9% at the midpoint of our range compared to 2008.”
2008 Updated Guidance
The chart below outlines Whiting’s fourth quarter and full year 2008 updated guidance, as well as the results for comparable periods in 2007.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2008	2007	2008

Lease operating expense per BOE	$14.65	$12.41	$14.20	$13.77
General and administrative expense per BOE	$2.99	$1.91	$2.66	$3.52
Interest expense per BOE	$4.31	$3.19	$4.93	$3.72
Depreciation, depletion and amortization per BOE	$13.37	$19.16	$13.11	$15.84
Production taxes (% of production revenue)	7.0%	7.3%	6.5%	6.7%
Oil price differentials to NYMEX per Bbl	$8.25	$11.38	$7.73	$10.25
Gas price differentials to NYMEX per Mcf	$0.60	$2.58	$0.67	$1.38
Whiting’s December 2008 average daily production was 55.14 thousand barrels of oil equivalent per day (MBOE/d). As is often the case at this time of year, crude oil sales volumes in December 2008 and the first quarter of 2009 have been affected by winter weather in North Dakota, which has caused delays in trucking operations and well completion activity.
For the fourth quarter of 2008, Whiting expects to record a $10.9 million non-cash impairment charge to income to write down that portion of its $18.4 million cost basis in unproved properties in the central Utah Hingeline play.

Whiting’s expected depreciation, depletion and amortization rate per BOE increased to $19.16 during the fourth quarter of 2008 from $15.99 during the third quarter of 2008. The primary reason for the change was the decrease in commodity prices used to calculate year end reserve volumes. Lower prices have the effect of decreasing the economic life of properties, which lowers future reserve volumes and increases depletion expense.
Whiting’s expected differential between its actual crude oil price and NYMEX price increased to $11.38 per barrel during the fourth quarter of 2008 from $10.09 per barrel during the third quarter of 2008. The primary reason for the change was increasing differentials on production from both the Sanish and Parshall fields during the fourth quarter of 2008. Subsequent to year end, crude oil differentials in these areas have improved by approximately $2.00 per barrel. In addition, during the second quarter of 2009, Whiting expects to complete its crude oil sales pipeline out of the Sanish field which Whiting estimates to have an additional $2.00 per barrel positive effect on the crude oil differential in this area.
Whiting’s expected differential between its actual natural gas price and NYMEX price increased to $2.58 per Mcf during the fourth quarter of 2008 from $1.62 per Mcf during the third quarter of 2008. During the quarter, Whiting experienced increasing natural gas differentials in all of its operating regions except Michigan, with the most significant increase in the Rockies region.
As of December 31, 2008, Whiting had cash of $9.6 million, $620.0 million in borrowings and $2.8 million in letters of credit outstanding under its credit agreement and $620.0 million of senior subordinated notes outstanding. The borrowing base under Whiting’s credit agreement is $900.0 million resulting in $277.2 million of available borrowing capacity at December 31, 2008.
During 2008, Whiting incurred $1,390.5 million in acquisition, development and exploration activities, including $947.0 million for the drilling of 306 gross (125.4 net) wells. Of these new wells, 115.3 (net) resulted in productive completions and 10.2 (net) were unsuccessful, yielding a 92% success rate.

Proved Reserves at December 31, 2008
As of December 31, 2008, Whiting had estimated proved reserves of 239.1 MMBOE, of which 67% were classified as proved developed. These estimated reserves had a pre-tax PV10% value of approximately $1,603.0 million, of which approximately 89% came from properties located in Whiting’s Permian Basin, Rocky Mountains and Mid-Continent core areas. The following table summarizes Whiting’s estimated proved reserves as of December 31, 2008 by core area, the corresponding pre-tax PV10% value and the December 2008 average daily production rate:

						December
	Proved Reserves					2008
					Pre-Tax	Average
		Natural			PV10%	Daily
	Oil	Gas	Total	%	Value(2)	Production
Core Area	(MMbbl)(1)	(Bcf)	(MMBOE)	Oil(1)	(In millions)	(MBOE/d)
Permian Basin	88.1	57.8	97.7	90%	$455.2	11.7
Rocky Mountains	49.2	203.9	83.2	59%	548.2	27.7
Mid-Continent	37.2	11.7	39.1	95%	416.2	7.2
Gulf Coast	3.1	41.6	10.1	31%	105.2	5.0
Michigan	2.4	39.7	9.0	27%	78.2	3.5

Total	180.0	354.8	239.1	75%	$1,603.0	55.1

(1)	Oil includes natural gas liquids.

(2)	Pre-tax PV10% may be considered a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP, as defined by the SEC, and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. As of December 31, 2008, Whiting’s discounted future income taxes were $226.6 million and Whiting’s standardized measure of discounted future net cash flows was $1,376.4 million. Whiting believes pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Whiting further believes investors may utilize its pre-tax PV10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Whiting’s management uses this measure when assessing the potential return on investment related to its oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Whiting’s pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.
The following is a summary of Whiting’s changes in quantities of proved oil and gas reserves for the year ended December 31, 2008:

	Oil (MBbl)	Natural Gas (MMcf)	Total (MBOE)
Balance – December 31, 2007	196,318	326,742	250,775	(1)
Extensions and discoveries	20,395	57,093	29,910
Sales of minerals in place	(3,919)	(14,277)	(6,298)
Purchases of minerals in place	513	90,329	15,568
Production	(12,448)	(30,419)	(17,517)
Revisions to previous estimates	(20,851)	(74,689)	(33,300	)(2)

Balance – December 31, 2008	180,008	354,779	239,138

(1)	If the December 31, 2007 total proved reserves had been calculated using prices as of December 31, 2008, the total proved reserves would have been 207.5 MMBOE as compared to December 31, 2008 total proved reserves of 229.9 MMBOE after adjusting 239.1 MMBOE for sales of 6.3 MMBOE and acquisitions of 15.6 MMBOE during 2008. The NYMEX prices per Bbl of oil as of December 31, 2007 and December 31, 2008 were $96.00 and $44.60, respectively. The NYMEX prices per Mcf of natural gas as of December 31, 2007 and December 31, 2008 were $7.10 and $5.63, respectively.

(2)	Includes a 39.0 MMBOE reduction in proved reserves due to decreases in prices of oil and natural gas from December 31, 2007 to December 31, 2008.
2009 Capital Budget and Production Guidance
Whiting’s capital budget for development and exploration expenditures in 2009 has been set at approximately $320 million, which compares to 2008 capital expenditures of $947 million. Whiting’s capital budget is allocated among its major development areas as indicated in the chart below. Of Whiting’s existing projects, it believes these present the opportunity for the highest return and the most efficient use of its capital expenditures. Whiting expects to fund these capital expenditures with net cash provided by its operating activities at current oil and natural gas prices. To the extent net cash provided by operating activities is higher or lower than currently anticipated, Whiting would adjust its capital budget accordingly. Taking into account these capital expenditures, Whiting estimates its full-year 2009 production to be 18.9 to 19.3 MMBOE, which would represent a 9% increase at the midpoint over 2008 production.

		Average
	Average	Net
	Working	Revenue	2009 Planned
	Interest	Interest	Capital Expenditures
Development Area	(%)	(%)	(In millions)
Northern Rockies
Sanish Field	74%	59%	$150.6
Parshall Field	16%	12%	12.1

Area Sub Total			$162.7

CO2 Projects
North Ward Estes Field(1)	100%	82%	$97.8
Postle Field(1)	97%	85%	31.5

Area Sub Total			$129.3

Central Rockies
Flat Rock Field	100%	79%	$19.1
Sulphur Creek Field	75%	69%	4.4
Hatch Point Prospect	53%	44%	3.5
Rangely Weber Sand Unit	5%	4%	1.4

Area Sub Total			$28.4

Total			$320.4

(1)	2009 planned capital expenditures at Whiting’s CO2 projects include $36.9 million at North Ward Estes and $15.3 million at Postle for purchased CO2.
The following are descriptions of each of these major development areas:
Northern Rockies – Sanish and Parshall Fields
Sanish Field. Whiting’s Sanish area in Mountrail County, North Dakota encompasses 125,557 gross acres (83,606 net acres). December 2008 net production in the Sanish field averaged 7.5 MBOE/d, an 832% increase from 0.8 MBOE/d in December 2007. As of January 12, 2009, Whiting has participated in 65 wells (27 operated) that target the Bakken formation, of which 49 are producers, seven are completing and nine are drilling. Of these operated wells, 23 were completed in 2008. Whiting has completed and placed on production its first Bakken infill well in the Sanish field, the McNamara 42-26H. This well was drilled between two horizontal Bakken producers, the Locken 11-22H and the Liffrig 11-27H. The initial production rate at the McNamara well was 2,170 BOE/d (measured December 8, 2008), which falls between the initial production rates of the two offset wells. There was no indication of communication or interference with either of the offset wells. Based on these results, Whiting expects to develop its leases with two 10,000-foot horizontal wells in each 1,280-acre spacing unit. Whiting has also completed its first Three Forks horizontal well in the Sanish field, the Braaflat 21-11TFH. The initial production rate at the Braaflat well was 1,005 BOE/d (measured January 1, 2009). Production and pressure data from this well will be analyzed over several months to determine the viability of developing the Three Forks.
Whiting intends to drill an additional 28 operated Bakken wells in the Sanish field during 2009, with an average working interest of 74%, five of which were drilling at January 12, 2009. Whiting expects an average of six drilling rigs to be working in the Sanish field during 2009. Whiting expects its net capital expenditures in the Sanish field during 2009 to be approximately $150.6 million.
Parshall Field. Immediately east of the Sanish field is the Parshall field, where Whiting owns interests in 73,760 gross acres (18,315 net acres). Whiting’s net production from the Parshall field averaged 6.7 MBOE/d in December 2008, a 341% increase from 1.5 MBOE/d in December 2007. As of January 12, 2009, Whiting has participated in 95 Bakken wells, the majority of which are operated by EOG Resources, Inc., of which 85 are producers, four are completing and six are drilling. Of these wells, 64 were completed in 2008. Whiting intends to participate in the drilling of an additional nine wells in the Parshall field during 2009, with an average working interest of approximately 16%. Whiting expects its net capital expenditures in the Parshall field during 2009 to be approximately $12.1 million.
CO2 Projects — North Ward Estes and Postle
Whiting continues to have significant development and related infrastructure activity on the Postle and North Ward Estes fields acquired in 2005, which has resulted in reserve and production increases.
North Ward Estes Field. The North Ward Estes field includes six base leases with 100% working interest in 58,000 gross and net acres in Ward and Winkler Counties, Texas. The North Ward Estes field is responding positively to Whiting’s water and CO2 floods, which Whiting initiated in May 2007. As of December 31, 2008, Whiting was injecting 123 million cubic feet per day (MMcf/d) of CO2 in this field. Production from the field has increased 29% from a net 5.1 MBOE/d in December 2007 to a net 6.6 MBOE/d in December 2008. In this field, Whiting is developing new and reactivated wells for water and CO2 injection and production purposes. Additionally, Whiting plans to install oil, gas and water processing facilities in five phases through 2015, and it estimates that the first three phases will be substantially complete by December 2009. Whiting expects its net capital expenditures in the North Ward Estes field during 2009 to be approximately $97.8 million, of which $36.9 million is for CO2.
Postle Field. The Postle field, located in Texas County, Oklahoma, includes five producing units and one producing lease covering a total of approximately 25,600 gross (24,225 net) acres with working interests of 94% to 100%. Four of the units are currently active CO2 enhanced recovery projects. Whiting’s expansion of the CO2 flood at the Postle field continues to generate positive results. As of December 31, 2008, Whiting was injecting 142 MMcf/d of CO2 in this field. Production from the field has increased 22% from a net 5.8 MBOE/d in December 2007 to a net 7.1 MBOE/d in December 2008. Operations are under way to expand CO2 injection into the northern part of the fourth unit, HMU, and to optimize flood patterns in the existing CO2 floods, with one drilling rig and four workover rigs in the field as of the end of 2008. These expansion projects include the restoration of shut-in wells and the drilling of new producing and injection wells. Whiting expects its net capital expenditures in the Postle field during 2009 to be approximately $31.5 million, of which $15.3 million is for CO2.
Central Rockies
In the Flat Rock field in Uintah County, Utah, Whiting completed two wells in the Entrada formation that produced at rates of over 3.6 MMcf/d and 5.5 MMcf/d, respectively, in late December 2008. Whiting currently has four additional Entrada wells planned for this field for 2009 at an estimated net cost of approximately $19.1 million.
In the Sulphur Creek field in Rio Blanco County, Colorado in the Piceance Basin, Whiting executed an acreage trade effective December 1, 2008 with a third party that consolidated Whiting’s acreage position. As a result of such trade, Whiting now owns 8,424 gross (4,338 net) acres in the Sulphur Creek field area. Whiting expects its net capital expenditures in its Sulphur Creek field during 2009 to be approximately $4.4 million.
At its Hatch Point prospect in San Juan County, Utah in the Paradox Basin, Whiting has an exploratory horizontal well planned for 2009 in the Cane Creek zone at an estimated cost of approximately $7.0 million ($3.5 million net to Whiting).
At the Rangely Weber Sand Unit in Rio Blanco County, Colorado, Whiting owns a 4.6% working interest and intends to continue participating in the development of this large field operated by Chevron that produced over 13,600 gross BOE/d during December 2008. Whiting expects its net 2009 capital expenditures in the Rangely field to be approximately $1.4 million.
New Area and New Zone Well Results
During the fourth quarter of 2008, Whiting drilled new productive wells in the prospect areas listed below.
Lewis & Clark Prospect. Whiting has assembled 181,749 gross (111,501 net) acres in its Lewis & Clark prospect along the Bakken Shale pinch-out in the southern Williston Basin. In this area, the Upper Bakken shale is thermally mature, moderately over pressured, and has charged reservoir zones within the immediately underlying Three Forks formation. On December 13, 2008 Whiting completed its first horizontal test well in this area for over 1,000 BOE/d during its initial 24 hour test period.
Sulphur Creek Field — Jimmy Gulch — Mesaverde. The Jimmy Gulch prospect in the Sulphur Creek field area in the Piceance Basin is one square mile in area and is an eastern extension of the Boies Ranch prospect where Whiting has drilled 34 productive wells in the Mesaverde formation as of December 31, 2008. Jimmy Gulch was tested with three wells that were producing at a combined gross rate of 7.4 MMcf/d (5.7 MMcf/d net) on January 8, 2009.
Hatfield Prospect. In southern Wyoming in the Hatfield prospect area, Whiting has a large acreage position covering over 80 square miles and encompassing 53,164 gross (31,907 net) acres. In this area, cumulative production from three vertical Niobrara wells drilled by other operators has ranged from approximately 22,000 to 124,000 barrels of oil per well. In September 2008, Whiting drilled the Beckman Canyon 21-24D, a vertical well to test the Niobrara formation and a deeper zone. During drilling operations in the Niobrara at a depth of approximately 3,500 feet, oil flowed to the surface and oil shows were seen in the drill cuttings. Whiting will conduct completion operations in this well in

February 2009. In December 2008, Whiting drilled the Artus 19-33, a horizontal Niobrara well. As of January 12, 2009, Whiting has commenced completion operations on this well. Whiting believes that current horizontal drilling techniques will improve recovery compared to vertical drilling used at historic wells in this area.
Sulphur Creek Field — Wasatch. Whiting drilled its first Wasatch zone well in the Sulphur Creek field in the Piceance Basin in late 2008 and early 2009. Whiting targeted the Wasatch based on its observation of gas shows seen while drilling through the Wasatch zone at depths of approximately 5,000 feet while drilling to the deeper Mesaverde and Iles targets at depths of approximately 10,000 feet. These results along with a study of the production data from Wasatch wells drilled in the 1970’s and 1980’s in the area of Whiting’s Boies Ranch prospect provided the basis for drilling this well. Gas shows were seen while drilling, gas was indicated on well logs and the first well penetrated approximately 50 feet of net Wasatch zone that Whiting believes to be gas productive.
Oil Hedges and Fixed-Price Gas Contracts
Whiting’s outstanding hedges and fixed-price gas contracts have not changed since its press release dated December 23, 2008.
Fourth Quarter 2008 Earnings Release and Conference Call Dates
Whiting will release its fourth quarter and full year 2008 financial and operating results on Monday, February 23, 2009 after the market closes. A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) on Tuesday, February 24, 2009 to discuss Whiting’s fourth quarter and full-year 2008 financial and operating results.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.
These risks and uncertainties include, but are not limited to: declines in oil or gas prices; impacts of the global financial crisis; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.